Exhibit 99.1
BLACKBAUD, INC.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Blackbaud, Inc.
We have completed an integrated audit of Blackbaud, Inc.’s 2005 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005 and audits of its 2004 and 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Blackbaud, Inc. and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting (not separately presented herein), that the Company maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Management’s Report on Internal Control Over Financial Reporting appears under Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 13, 2006, except with respect to our opinion on the Consolidated Financial Statements insofar as it relates to Note 14, as to which the date is November 6, 2006

Blackbaud, Inc.
Consolidated balance sheets

	December 31,

(in thousands, except share and per share amounts)	2005	2004

Assets
Current assets:
Cash and cash equivalents	$22,683	$42,144
Accounts receivable, net of allowance of $1,100 and $1,420, respectively	25,577	19,580
Prepaid expenses and other current assets	8,741	1,806
Deferred tax asset, current portion	7,600	542

Total current assets	64,601	64,072
Property and equipment, net	8,700	7,199
Deferred tax asset	71,487	87,522
Goodwill	2,208	1,673
Intangible assets, net	396	—
Other assets	106	342

Total assets	$147,498	$160,808

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$4,683	$2,653
Current portion of capital lease obligations	—	44
Accrued expenses and other current liabilities	15,806	16,019
Deferred revenue	59,459	51,593

Total current liabilities	79,948	70,309
Long-term deferred revenue	1,279	710

Total liabilities	81,227	71,019

Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock; 20,000,000 shares authorized, none outstanding	—	—
Common stock, $.001 par value; 180,000,000 shares authorized, 47,529,836 and 42,549,056 shares issued at December 31, 2005 and 2004, respectively	48	43
Additional paid-in capital	73,583	55,292
Deferred compensation	(6,497)	(1,064)
Treasury stock, at cost; 4,267,313 shares at December 31, 2005	(60,902)	—
Accumulated other comprehensive income	92	355
Retained earnings	59,947	35,163

Total stockholders’ equity	66,271	89,789

Total liabilities and stockholders’ equity	$147,498	$160,808

The accompanying notes are an integral part of these consolidated financial statements.

Blackbaud, Inc.
Consolidated statements of operations

	Years ended December 31,

(in thousands, except share and per share amounts)	2005	2004	2003

Revenue
License fees	$29,978	$25,387	$21,339
Services	52,606	42,793	34,263
Maintenance	71,308	63,231	56,656
Subscriptions	7,167	3,710	2,147
Other revenue	5,237	4,316	4,352

Total revenue	166,296	139,437	118,757

Cost of revenue
Cost of license fees	4,380	3,545	2,819
Cost of services (of which $269, $(540) and $3,342 in the years ended December 31, 2005, 2004 and 2003, respectively, was stock-based compensation expense (benefit))	28,409	22,807	21,006
Cost of maintenance (of which $33, $(91) and $505 in the years ended December 31, 2005, 2004 and 2003, respectively, was stock-based compensation expense (benefit))	10,926	10,474	11,471
Cost of subscriptions	1,472	388	366
Cost of other revenue	4,943	3,986	3,712

Total cost of revenue	50,130	41,200	39,374

Gross profit	116,166	98,237	79,383

Sales and marketing	33,490	26,663	23,700
Research and development	21,138	17,418	17,857
General and administrative	15,796	32,512	31,282
Amortization	18	32	848
Costs of initial public offering	—	2,455	—

Total operating expenses	70,442	79,080	73,687

Income from operations	45,724	19,157	5,696
Interest income	964	331	97
Interest expense	(49)	(272)	(2,559)
Other income, net	6	356	235

Income before provision for income taxes	46,645	19,572	3,469
Income tax provision	13,344	6,931	3,947

Net income (loss)	$33,301	$12,641	$(478)

Earnings (loss) per share
Basic	$0.78	$0.30	$(0.01)
Diluted	$0.72	$0.27	$(0.01)
Common shares and equivalents outstanding
Basic weighted average shares	42,559,342	42,496,280	42,395,594
Diluted weighted average shares	46,210,099	46,540,790	42,395,594
Dividends per share	$0.20	$0.00	$0.00

The accompanying notes are an integral part of these consolidated financial statements.

Blackbaud, Inc.
Consolidated statements of cash flows

	Years ended December 31,

(in thousands)	2005	2004	2003

Cash flows from operating activities
Net income (loss)	$33,301	$12,641	$(478)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	2,684	2,521	3,629
Provision for doubtful accounts and sales returns	822	1,328	1,176
Stock-based compensation	624	16,600	25,845
Amortization of deferred financing fees	48	184	858
Deferred taxes	9,014	701	2,178
Tax benefit on exercise of stock options	8,611	179	—
Changes in assets and liabilities, net of acquisitions
Accounts receivable	(6,830)	(5,089)	(2,737)
Prepaid expenses and other assets	(6,773)	785	(1,424)
Trade accounts payable	2,045	54	470
Accrued expenses and other current liabilities	(57)	5,462	2,662
Deferred revenue	8,357	8,183	4,407

Total adjustments	18,545	30,908	37,064

Net cash provided by operating activities	51,846	43,549	36,586

Cash flows from investing activities
Purchase of property and equipment	(4,160)	(3,039)	(2,666)
Purchase of net assets of acquired companies, excluding cash	(1,013)	(166)	(1,082)

Net cash used in investing activities	(5,173)	(3,205)	(3,748)

Cash flows from financing activities
Repayments on long-term debt and capital lease obligations	(44)	(5,142)	(45,295)
Proceeds from exercise of stock options	3,627	674	232
Purchase of treasury stock	(60,902)	—	—
Dividend payments to stockholders	(8,517)	—	—
Payment of deferred financing fees	—	(162)	—

Net cash used in financing activities	(65,836)	(4,630)	(45,063)

Effect of exchange rate on cash and cash equivalents	(298)	(278)	230

Net (decrease) increase in cash and cash equivalents	(19,461)	35,436	(11,995)
Cash and cash equivalents, beginning of year	42,144	6,708	18,703

Cash and cash equivalents, end of year	$22,683	$42,144	$6,708

Supplemental disclosures of cash flow information
Cash paid during the year for
Interest	$1	$45	$1,285
Taxes	3,885	4,009	1,612
Noncash activities
Change in fair value of derivative instruments	$0	$0	$389

The accompanying notes are an integral part of these consolidated financial statements.

Blackbaud, Inc.
Consolidated statements of stockholders’ equity and comprehensive income

						Accumulated
		Common stock		Additional		other			Total
December 31,	Comprehensive			paid-in	Treasury	comprehensive	Deferred	Retained	stockholders’
(in thousands, except share amounts)	income	Shares	Amount	capital	stock	(loss) income	compensation	earnings	equity

Balance, December 31, 2002		42,360,410	$10,740	$—	$—	$(233)	$—	$23,000	$33,507
Exercise of stock options	$—	48,462	232	—	—	—	—		232
Derivative instruments	389	—	—	—	—	389	—	—	389
Translation adjustment, net of tax	362	—	—	—	—	362	—	—	362
Deferred compensation related to options issued to employees	—	—	30,756	—	—	—	(32,448)	—	(1,692)
Reversal of deferred compensation related to option cancellations	—	—	(115)	—	—	—	115	—	—
Amortization of deferred compensation	—	—	—	—	—	—	27,538	—	27,538
Net loss	(478)	—	—	—	—	—	—	(478)	(478)

Comprehensive income	$273

Balance, December 31, 2003		42,408,872	41,613	—	—	518	(4,795)	22,522	59,858
Exercise of stock options	$—	140,184	480	194	—	—	—	—	674
Translation adjustment, net of tax	(163)	—	—	—	—	(163)	—	—	(163)
Deferred compensation related to options issued to employees	—	—	82	12,903	—	—	(14,764)	—	(1,779)
Reversal of deferred compensation related to option cancellations	—	—	(82)	(34)	—	—	116	—	—
Amortization of deferred compensation	—	—	—	—	—	—	18,379	—	18,379
Tax impact of exercise of nonqualified stock options	—	—	—	179	—	—	—	—	179
Reclassification of common stock to additional paid in capital resulting from establishment of par value	—	—	(42,050)	42,050	—	—	—	—	—
Net income	12,641	—	—	—	—	—	—	12,641	12,641

Comprehensive income	$12,478

Balance, December 31, 2004		42,549,056	43	55,292	—	355	(1,064)	35,163	89,789
Exercise of stock options	$—	4,493,047	5	3,645	—	—	—	—	3,650
Purchase of treasury shares	—	—	—	—	(60,902)	—	—	—	(60,902)
Payment of dividends	—	—	—	—	—	—	—	(8,517)	(8,517)
Translation adjustment, net of tax	(263)	—	—	—	—	(263)	—	—	(263)
Deferred compensation related to options issued to employees	—	—	—	(509)	—	—	818	—	309
Reversal of deferred compensation related to option cancellations	—	—	—	(55)	—	—	55	—	—
Amortization of deferred compensation	—	—	—	—	—	—	315	—	315
Tax impact of exercise of nonqualified stock options	—	—	—	8,589	—	—	—	—	8,589
Restricted stock grants	—	487,733	—	6,621	—	—	(6,621)	—	—
Net income	33,301	—	—	—	—	—	—	33,301	33,301

Comprehensive income	$33,038

Balance, December 31, 2005		47,529,836	$48	$73,583	$(60,902)	$92	$(6,497)	$59,947	$66,271

The accompanying notes are an integral part of these consolidated financial statements.

Blackbaud, Inc.
Notes to consolidated financial statements

1.	Organization and summary of significant accounting policies
Organization
Blackbaud, Inc. (the “Company”) is the leading global provider of software and related services designed specifically for nonprofit organizations and provides products and services that enable nonprofit organizations to increase donations, reduce fundraising costs, improve communications with constituents, manage their finances and optimize internal operations. At the end of 2005, the Company had over 13,300 active customers distributed across multiple verticals within the nonprofit market including religion; education; foundations; health and human services; arts and cultural; public and societal benefits; environment and animal welfare; and international and foreign affairs.
Delaware Reincorporation; Initial Public Offering
On July 16, 2004, the Company was reincorporated under the laws of the State of Delaware and, accordingly, under its certificate of incorporation effective that date, its authorized stock consists of 180,000,000 shares of common stock, par value $0.001 per share and 20,000,000 shares of preferred stock, par value $0.001 per share.
The Company’s registration statement, filed on Form S-1 (Registration No. 333-112978) under the Securities Act of 1933, in connection with the initial public offering of its common stock, was declared effective by the SEC on July 22, 2004. On July 27, 2004 the Company completed its initial public offering in which it sold, for the benefit of selling stockholders, a total of 8,098,779 shares of common stock for $8.00 per share (before underwriter discounts and commissions), for an aggregate public offering price of $64,790,232. On August 2, 2004, the underwriters exercised their over-allotment option for the purchase of 1,214,817 shares of common stock at $8.00 per share for an additional aggregate public offering price of $9,718,536. All of the shares sold in this offering were sold by selling stockholders and, accordingly, the Company has not received any proceeds from the sale of shares in this offering. Accordingly, the Company has expensed the costs of its initial public offering in its statement of operations, which were $2,455,000 for the year ended December 31, 2004. These costs were primarily comprised of printing, legal and accounting fees.
Recapitalization
Prior to October 13, 1999, the Company was 100% owned by management stockholders. On October 13, 1999, the Company completed a transaction in which it used cash on hand and proceeds from a new term loan to repurchase a portion of its then outstanding common stock from management stockholders. On the same date, an entity controlled by certain investment partnerships, Pobeda Partners Ltd., also purchased shares of the Company’s common stock from management stockholders.
The Company accounted for the above transactions as a recapitalization (the “Recapitalization”). Under this accounting treatment, the stock repurchased by the Company was accounted for as a treasury stock transaction and the carrying values of the assets and liabilities did not change for financial reporting purposes. For income tax purposes, Pobeda and the management stockholders elected to treat the transaction under Section 338(h)(10) of the Internal Revenue Code; consequently, the tax basis of the assets and liabilities of the Company were restated to their fair values at the date of the transaction. The deferred tax asset resulting from differences in bases of the assets and liabilities between financial and income tax reporting was accounted for as an increase in stockholders’ equity.
Basis of consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Areas of the financial statements where estimates may have the most significant effect include the allowance for doubtful accounts receivable, lives of tangible and intangible assets, impairment of long-lived assets, realization of the deferred tax asset, stock-based compensation, revenue recognition and provisions for income taxes. Changes in the facts or circumstances underlying these estimates could result in material changes and actual results could differ from these estimates.
Reclassifications
Certain amounts in the prior year consolidated balance sheets, statements of operations, statements of cash flows and notes to the consolidated financial statements have been reclassified to conform to the 2005 presentation.
Revenue recognition
The Company’s revenue is generated primarily by licensing its software products and providing support, training, consulting, technical, hosted software applications and other professional services for those products. The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statements of Position (“SOP”) 97-2, “Software Revenue Recognition”, as modified by SOPs 98-4 and 98-9, as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants, and in accordance with the SEC Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements”.
Under these pronouncements, the Company recognizes revenue from the license of software when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed and determinable and collection of the resulting receivable is probable. The Company uses a signed agreement as evidence of an arrangement. Delivery occurs when the product is delivered. The Company’s typical license agreement does not include customer acceptance provisions; if acceptance provisions are provided, delivery is deemed to occur upon acceptance. The Company considers the fee to be fixed or determinable unless the fee is subject to refund or adjustment or is not payable within the Company’s standard payment terms. The Company considers payment terms greater than 90 days to be beyond its customary payment terms. The Company deems collection probable if the Company expects that the customer will be able to pay amounts under the arrangement as they become due. If the Company determines that collection is not probable, the Company postpones recognition of the revenue until cash collection. The Company sells software licenses with maintenance and, often times, professional services. The Company allocates revenue to delivered components, normally the license component of the arrangement, using the residual value method based on objective evidence of the fair value of the undelivered elements, which is specific to the Company. Fair value for the maintenance services associated with the Company’s software licenses is based upon renewal rates stated in the Company’s agreements which vary according to the level of the maintenance program. Fair value of professional services and other products and services is based on sales of these products and services to other customers when sold on a stand-alone basis.
The Company recognizes revenue from maintenance services ratably over the contract term, which is principally one year. Maintenance revenue also includes the right to unspecified product upgrades on an if-and-when available basis. Subscription revenue includes fees for hosted solutions, data enrichment services and hosted online training programs. Subscription-based revenue and any related set-up fees are recognized

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
ratably over the twelve-month service period of the contracts, as there is no discernible pattern of usage. Hosting revenues are recognized ratably over the thirty-six month period of the hosting contracts.
The Company’s services, which include consulting, installation and implementation services, are generally billed based on hourly rates plus reimbursable travel and lodging related expenses. For small service engagements, less than approximately $10,000, the Company frequently contracts for and bills based on a fixed fee plus reimbursable travel and lodging related expenses. The Company recognizes this revenue upon completion of the work performed. When the Company’s services include software customization, these services are provided to support customer requests for assistance in creating special reports and other minor enhancements that will assist with efforts to improve operational efficiency and/or to support business process improvements. These services are not essential to the functionality of the Company’s software and rarely exceed three months in duration. The Company recognizes revenue as these services are performed. When the Company sells hosting separately from consulting, installation and implementation services, the Company recognizes that revenue ratably over the service period.
The Company sells training at a fixed rate for each specific class, at a per attendee price, or at a packaged price for several attendees, and revenue is recognized only upon the customer attending and completing training. During the second quarter of 2005, the Company introduced the Blackbaud Training Pass, which permits customers to attend unlimited training over a specified contract period, typically one year, subject to certain restrictions. This revenue is recognized ratably over the contract period that is typically one year. The Company recognizes revenue from donor prospect research and data modeling service engagements upon delivery.
To the extent that the Company’s customers are billed and/or pay for the above described services in advance of delivery, the amounts are recorded in deferred revenue.
Cash and cash equivalents
The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.
Property and equipment
Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Property and equipment subject to capital leases are depreciated over the term of the lease. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repair and maintenance costs are expensed as incurred.
Construction-in-progress represents purchases of computer software and hardware associated with new internal system implementation projects, which had not been placed in service at the respective balance sheet dates. These assets are transferred to the applicable property category on the date they are placed in service. There was no capitalized interest applicable to construction-in-process for the years ended December 31, 2005 and 2004.
Computer software costs represent software purchased from external sources for use in the Company’s internal operations. These amounts have been accounted for in accordance with SOP 98-1, “Accounting For The Cost of Computer Software Developed or Obtained for Internal Use”.
Goodwill and intangible assets
In 2002, SFAS Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), became effective. Under this new standard, the Financial Accounting Standards Board (“FASB”) eliminated

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
amortization of goodwill. In accordance with SFAS No. 142, goodwill is no longer amortized, but instead is tested for impairment at least annually in the fourth quarter of each year using a discounted cash flow valuation methodology. No impairment of goodwill resulted in 2005, 2004 and 2003. Other intangible assets with finite lives continue to be amortized over their useful lives of three years in accordance with the adoption of SFAS No. 142.
Identifiable intangible assets, namely technology and customer lists, that arose in connection with acquisitions, have been amortized over their estimated useful lives ranging from three to twelve years.
Fair value of financial instruments
The fair value of a financial instrument is the amount at which the instrument could be exchanged between willing parties other than in a forced sale or liquidation. The financial instruments of the Company consist primarily of cash and cash equivalents, accounts receivable, accounts payable and long term debt at December 31, 2005 and 2004. The Company believes that the carrying amounts of these financial instruments, with the exception of long term debt, approximate their fair values due to the immediate or short term maturity of these financial instruments at December 31, 2005 and 2004. Since the variable interest on the Company’s long term debt is set for a maximum of 30 days, the Company believes that the carrying value of long term debt approximated its fair value during the periods it was outstanding. The Company paid off its term loan in the first calendar quarter of 2004 and there is no debt outstanding at December 31, 2005 or 2004.
Deferred financing fees
Deferred financing fees represent the direct costs of entering into the Company’s credit agreement in October 1999 and its revolving credit facility in September 2004. These costs are amortized as interest expense using the effective interest method. The principal balance of the term loan was paid off in the first calendar quarter of 2004, accordingly the remaining deferred financing fees related to the term loan, were fully recognized as expense. The deferred financing fees related to the revolving credit facility will be amortized over the term of the credit facility. Accordingly, the Company amortized as interest expense deferred financing fees related to the September 2004 revolving credit facility of $48,000 in 2005 and $28,000 in 2004.
Deferred compensation and stock-based compensation plans
The Company accounts for stock-based compensation based on the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Under this pronouncement there is generally no compensation expense recorded for stock options or other stock-based awards to employees that are granted with an exercise price equal to or above the estimated fair value per share of the Company’s common stock on the grant date. However, certain of the Company’s option grants contain terms and conditions that require them to be accounted for as variable awards under the provisions of APB No. 25. The provision requires the Company to account for these variable awards and record deferred compensation for the difference between the exercise price and the fair market value of the stock at each reporting date. Deferred compensation is amortized using the accelerated method over the vesting period of the related stock option in accordance with FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans — an interpretation of APB Opinions No. 15 and 25.”
In connection to the Company’s restricted stock program (see note 13) the Company records deferred compensation for the fair market value of the stock grant on the date of grant and amortizes compensation expense using the straight-line method over the vesting period which is typically four years.

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
The Company recognized $315,000, $18,379,000 and $27,538,000 of stock-based compensation expense related to amortization of deferred compensation during the years ended December 31, 2005, 2004 and 2003, respectively.
The components of stock-based compensation expense (benefit) for the year ended December 31, 2005 are presented below:

(in thousands)	2005

Charge (credit) to adjust deferred compensation associated with fully vested options of former CEO to period end closing stock price	$(4,363)
Charge to adjust deferred compensation associated with option exercises of former CEO to stock price on date of transaction	3,545
Amortization of deferred compensation associated with formerly variable options which became fixed upon the Company’s IPO	765
Amortization of deferred compensation associated with restricted stock grants	368

Total	$315

The Company has adopted the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-based Compensation Transition and Disclosure”, which requires compensation expense to be disclosed based on the fair value of the options granted at the date of the grant.
Had compensation cost been determined under the market value method using Black-Scholes valuation principles, net income (loss) would have been adjusted to the following pro forma amounts:

	Years ended December 31,

(in thousands, except share amounts)	2005	2004	2003

Net income (loss), as reported	$33,301	$12,641	$(478)
Total stock-based compensation expense, net of related tax effects included in the determination of net income (loss) as reported	(330)	13,487	19,855
Total stock-based compensation expense, net of related tax effects that should have been included in the determination of net income (loss) if the fair value method had been applied to all awards	(2,205)	(14,176)	(13,525)

Pro forma net income	$30,766	$11,952	$5,852

Earnings (loss) per share:
Basic, as reported	$0.78	$0.30	$(0.01)
Basic, pro forma	$0.72	$0.28	$0.14
Diluted, as reported	$0.72	$0.27	$(0.01)
Diluted, pro forma	$0.67	$0.26	$0.13

The pro forma amount reflects all options granted. Pro forma compensation cost may not be representative of that expected in future years.

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
Significant assumptions used in the Black-Scholes option pricing model computations are as follows:

	Years ended December 31,

	2005	2004	2003

Volatility	80.96%	77.47%	0.00%
Dividend yield	1.20%	0.00%	0.00%
Risk-free interest rate	4.32%	3.83%	3.68%
Expected option life in years	5.54	7.49	7.47

In connection with the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” (“SFAS No. 123(R)”) the Company will begin expensing stock options in 2006 based on their fair values.
Income taxes
Prior to October 13, 1999, the Company was organized as an S corporation under the Internal Revenue Code and, therefore, was not subject to federal income taxes. In addition, the Company was not subject to income tax in many of the states in which it operated as a result of its S corporation status. The Company historically made distributions to its stockholders to cover the stockholders’ anticipated tax liability. In connection with the Recapitalization, the Company converted its U.S. taxable status from an S corporation to a C corporation and, accordingly, since October 14, 1999 has been subject to federal and state income taxes. Upon the conversion and in connection with the Recapitalization, the Company recorded a one-time benefit of $107,000,000 to establish a deferred tax asset as a result of the Recapitalization. This amount was recorded as a direct increase to equity in the statements of stockholders’ equity. The income tax expense has been computed by applying the Company’s statutory tax rate to pretax income, adjusted for permanent tax differences. The Company has not recorded a valuation allowance against this deferred tax asset as of December 31, 2005 and 2004, as the Company believes it will be able to utilize this entire deferred tax asset. The ability to utilize the deferred tax asset is dependent upon the Company’s ability to generate taxable income.
Significant judgment is required in determining the provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company records its tax provision at the anticipated tax rates based on estimates of annual pretax income. To the extent that the final results differ from these estimated amounts that were initially recorded, such differences will impact the income tax provision in the period in which such determination is made and could have an impact on the deferred tax asset. The Company’s deferred tax assets and liabilities are recorded at an amount based upon a blended U.S. Federal income tax rate of 34.8%. This U.S. Federal income tax rate is based on the Company’s expectation that the Company’s deductible and taxable temporary differences will reverse over a period of years during which, except for 2005 and 2006 due to anticipated stock option exercises, the Company will have annual taxable income exceeding $10,000,000 per year. If the Company’s results of operations worsen in the future, such that the Company’s annual taxable income will be expected to fall below $10,000,000, the Company will adjust its deferred tax assets and liabilities to an amount reflecting a reduced expected U.S. Federal income tax rate, consistent with the corresponding expectation of lower taxable income. If such change is determined to be appropriate, it will affect the provision for income taxes during the period that the determination is made.
The Company’s deferred tax asset at December 31, 2004 also included state income tax credits, net of federal taxes at 34.8%, of approximately $4.0 million that expire between 2009 and 2019. The Company established a full valuation allowance against these credits when the asset was recorded because, based on

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
information available at that time, it was not deemed probable that these credits would be realized. During 2005, as a result of profitable results in 2004 and 2003, expectations of future profitability and utilization of all related state net operating losses, the Company released $2.3 million of the valuation allowance related to these state income tax credits which resulted in a credit to its income tax expense for 2005. Additionally, certain other state tax credits whose use was previously restricted to reducing state franchise taxes became available to offset state income tax as a result of a clarification in enacted tax law during 2005. Accordingly, a deferred tax asset was established during 2005 of $2.2 million, net of federal taxes at 34.8%, related to the associated future reduction of state income taxes. In connection with the establishment of this additional deferred tax asset, a valuation allowance was established for $1.3 million of the $2.2 million representing the portion of the credits not deemed more likely than not to be utilized. Accordingly, these additional state tax credits resulted in a net credit of $0.9 million to the income tax expense for 2005. The Company will continue to evaluate the realizability of the remaining state tax credits and any further adjustment to the valuation allowance will be made in the period the Company determines it is more likely than not any of the remaining credits will be utilized.
Foreign currency translation
The Company’s financial statements are translated into U.S. dollars in accordance with SFAS No. 52, “Foreign Currency Translation”. For all operations outside the United States, net assets are translated at the current rates of exchange. Income and expense items are translated at the average exchange rate for the year and balance sheet accounts are translated at the period ending rate. The resulting translation adjustments are recorded in accumulated other comprehensive income.
Research and development
Research and development costs are expensed as incurred. They include salaries and related human resource costs, third-party contractor expenses, software development tools, an allocation of facilities and depreciation expenses and other expenses in developing new products and upgrading and enhancing existing products.
Software development costs
Software development costs have been accounted for in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To date, the period between achieving technological feasibility and the general availability of such software has substantially coincided; therefore, software development costs qualifying for capitalization have been immaterial. Accordingly, the Company has not capitalized any software development costs and has charged all such costs to product development expense.
Sales returns and allowance for doubtful accounts
The Company provides customers a 30-day right of return and maintains a reserve for returns which is estimated based on several factors including historical experience and existing economic conditions. Provisions for sales returns are charged against the related revenue items.
In addition, the Company records an allowance for doubtful accounts that reflects estimates of probable credit losses. This assessment is based on several factors including aging of customer accounts, known customer specific risks, historical experience and existing economic conditions. Accounts are charged against the allowance after all means of collection are exhausted and recovery is considered remote. Provisions for doubtful accounts are recorded in general and administrative expense.

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
Below is a summary of the changes in the Company’s allowance for doubtful accounts.

	Balance at			Balance at
	Beginning			End of
Years Ended December 31,	of Period	Provision	Write-off	Period

	(in thousands)
2005	$511	$219	$(388)	$342
2004	352	692	(533)	511
2003	643	664	(955)	352
Below is a summary of the changes in the Company’s allowance for sales returns.

	Balance at			Balance at
	Beginning			End of
Years Ended December 31,	of Period	Provision	Write-off	Period

	(in thousands)
2005	$909	$603	$(754)	$758
2004	870	636	(597)	909
2003	566	512	(208)	870
Sales commissions
Prior to July 1, 2004, the Company paid sales commissions at the time sales contracts with customers were signed. To the extent that these commissions related to revenue not yet recognized, these amounts were recorded as deferred sales commission costs. Subsequently, the commissions are recognized as expense in the same pattern as the revenue is recognized in accordance with SAB 104. Effective July 1, 2004 the Company changed its commission policy such that commissions are generally paid based on recognized revenue.
Below is a summary of the changes in the Company’s deferred sales commission costs.

	Balance at			Balance at
	Beginning			End of
Years Ended December 31,	of Period	Additions	Expense	Period

	(in thousands)
2005	$344	—	$(344)	—
2004	804	440	(900)	344
2003	478	1,908	(1,582)	804
Advertising costs
Advertising costs are expensed as incurred and were $212,000, $230,000 and $376,000 for the years ended December 31, 2005, 2004 and 2003, respectively.
Derivatives
The Company used a derivative financial instrument to manage its exposure to fluctuations in interest rates on its credit agreement by entering into an interest rate exchange agreement, a swap. The swap matured on December 29, 2003, and the credit agreement was paid off in the first calendar quarter of 2004.
On January 1, 2001, the Company adopted SFAS Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS Statement No. 137, “Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133 — an amendment of FASB Statement No. 133”, SFAS Statement No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities — an Amendment of FASB Statement

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
No. 133” and SFAS Statement No. 149, “Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities”. These statements establish accounting and reporting standards for derivative instruments and require recognition of all derivatives as either assets or liabilities in the statements of financial position and measurement of those instruments at fair value. Changes in the fair value of highly effective derivatives are recorded in accumulated other comprehensive income. The Company’s swap agreement was designated and was effective as a cash flow hedge. See note 9.
Impairment of long-lived assets
The Company evaluates the recoverability of its property and equipment and other long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. The Company reviews long-lived assets for impairment when events change or circumstances indicate the carrying amount may not be recoverable. If such events or changes in circumstances are present, the undiscounted cash flow method is used to determine whether the asset is impaired. An impairment loss is recognized when the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to the assets or the business to which the assets relate. Cash flows would include the estimated terminal value of the asset and exclude any interest charges. To the extent that the carrying value of the asset exceeds the undiscounted cash flows over the estimated remaining life of the asset, the impairment is measured using discounted cash flows. The discount rate utilized would be based on the Company’s best estimate of the related risks and return at the time the impairment assessment is made.
Shipping and handling
Shipping and handling costs are expensed as incurred and included in cost of license fees. The reimbursement of these costs by the Company’s customers is included in license fees.
Earnings (loss) per share
The Company computes earnings per common share in accordance with SFAS Statement No. 128, “Earnings Per Share” (“SFAS No. 128”). Under the provisions of SFAS No. 128, basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares and dilutive potential common shares then outstanding. Diluted earnings per share reflects the assumed conversion of all dilutive securities, using the treasury stock method. Potential common shares consist of shares issuable upon the exercise of stock options and shares of non-vested restricted stock.
Diluted earnings per share for the years ended December 31, 2005 and 2004 include the effect of 3,650,757 and 4,044,510 potential common shares as they are dilutive. Diluted earnings per share for the years ended December 31, 2005 and 2004 do not include the effect of 74,521 and 37,893 potential common share equivalents, respectively, as they are anti-dilutive. Diluted net loss per share for the year ended December 31, 2003 does not include the effect of 2,858,850 potential common shares, as their impact would be anti-dilutive.

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
The following table sets forth the computation of basic and fully diluted earnings per share:

	Years ended December 31,

(in thousands, except share amounts)	2005	2004	2003

Numerator:
Net income (loss), as reported	$33,301	$12,641	$(478)
Denominator:
Weighted average common shares	42,559,342	42,496,280	42,395,594
Add effect of dilutive securities:
Employee stock options and restricted stock	3,650,757	4,044,510	—

Weighted average common shares assuming dilution	46,210,099	46,540,790	42,395,594

Earnings (loss) per share:
Basic	$0.78	$0.30	$(0.01)
Diluted	$0.72	$0.27	$(0.01)

New accounting pronouncements
In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN No. 46”). This statement was subsequently amended under the provisions of FIN No. 46-R, which is effective for public entities no later than the end of the first reporting period ending after March 15, 2004. This interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The adoption FIN No. 46 has not had a material effect on the Company’s financial statements.
In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) Statement No. 123(R) “Share-Based Payment” (“SFAS No. 123(R)”), which requires all share-based payments to employees to be recognized in the financial statements based on their fair values. SFAS No. 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board Opinion No. 25 (“APB No. 25”), “Accounting for Stock Issued to Employees”. Effective January 1, 2006, the Company adopted the provision of SFAS No. 123(R) using the modified prospective method. Under this method, compensation expense is recorded for all unvested options over the related vesting period beginning in the quarter of adoption. The Company previously applied the intrinsic value based method prescribed by APB No. 25 in accounting for employee stock-based compensation. Upon adoption of SFAS No. 123(R), the Company will recognize stock-based compensation costs ratably over the service period. This statement also amends SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reflected as financing cash inflows rather than operating cash inflows. The impact of the adoption of SFAS No. 123(R) is estimated to result in a compensation charge for fiscal year 2006 of approximately $6.0 million for unvested options outstanding on December 31, 2005. In addition, the Company estimates a compensation charge in 2006 of approximately $2.0 million related to unvested restricted stock at December 31, 2005.
In June 2005, the FASB issued SFAS Statement No. 154 “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
Changes in Interim Financial Statements” (“SFAS No. 154”). SFAS No. 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS No. 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. The Company does not believe the adoption of SFAS No. 154 will have a material effect on the Company’s financial statements.
In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB No. 107”), “Share-Based Payment,” providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123(R), and the disclosures in Management’s Discussion and Analysis of Financial Condition and Results of Operations subsequent to the adoption. The Company will provide SAB No. 107 required disclosures upon adoption of SFAS No. 123(R).
The American Jobs Creation Act of 2004 (the “AJCA”) was enacted on October 22, 2004. The AJCA repeals an export incentive, creates a new deduction for qualified domestic manufacturing activities and includes a special one-time deduction of 85% of certain foreign earnings repatriated to the U.S. In December 2004, the FASB issued FASB Staff Position No. 109-1, “Application of FASB Statement No. 109 (“SFAS No. 109”), Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (“FSP 109-1”). FSP 109-1 clarifies that the manufacturer’s deduction provided for under the AJCA should be accounted for as a special deduction in accordance with SFAS No. 109 and not as a tax rate reduction. While the Company expects to be able to qualify for the new tax deduction in future years, due to a projected tax loss it will not qualify for the deduction in 2005. The Company has not completed the process of evaluating the impact in future years of adopting FSP 109-1 and is therefore unable to disclose the effect that adopting FSP 109-1 will have on its financial statements.
The FASB also issued FASB Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP 109-2”). The AJCA introduces a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision), provided certain criteria are met. FSP 109-2 provides accounting and disclosure guidance for the repatriation provision. The Company did not make any repatriations of foreign earnings that qualified for this special tax treatment and adoption of FSP 109-2 will have no effect on the Company’s financial statements.

2.	Acquisitions
In April 2005, Blackbaud acquired the net assets of a software distribution company based in the United Kingdom for $438,000. The transaction was accounted for in accordance with SFAS Statement No. 141, “Business Combinations” (“SFAS No. 141”). The purchase price has been allocated to the assets acquired and the liabilities assumed based upon their estimated fair values at the date of the acquisition. The excess consideration above the fair value of the net assets acquired of $358,000 was recorded as goodwill in April 2005. Additionally, an identifiable intangible asset of $235,000 consisting of existing customer relationships, was recorded and will be amortized over its estimated useful life of 12 years.
In September 2005, Blackbaud acquired the net assets of a document management and image retrieval company based in the United Kingdom for $470,000. The transaction was accounted for in accordance with SFAS No. 141. The purchase price has been allocated to the assets acquired and the liabilities assumed based upon their estimated fair values at the date of the acquisition. The excess consideration

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
above the fair value of the net assets acquired of $261,000 was recorded as goodwill in September 2005. Additionally, an identifiable intangible asset of $195,000 consisting of existing customer relationships was recorded and will be amortized over its estimated useful life of 12 years.
Amortization expense for 2005 was $18,000 and the value of identifiable intangible assets was reduced through the effect of foreign currency translation by $16,000. The aggregate amortization expense for 2006 through 2010 is estimated to be approximately $35,000 per year.

3.	Property and equipment
Property and equipment as of December 31, 2005 and 2004 consisted of the following:

	Estimated	December 31,
	useful life
(in thousands)	(years)	2005	2004

Equipment	3 - 5	$4,886	$5,063
Computer hardware	3 - 5	15,011	12,304
Computer software	3 - 5	5,583	4,658
Construction in progress	—	22	11
Furniture and fixtures	7	3,641	3,546
Leasehold improvements	term of lease	347	260

		29,490	25,842
Less: accumulated depreciation		(20,790)	(18,643)

Property and equipment, net of depreciation		$8,700	$7,199

Depreciation expense was $2,652,000, $2,489,000 and $2,781,000 for December 31, 2005, 2004 and 2003, respectively.

4.	Goodwill
The change in goodwill during the three years ended December 31, 2005 consisted of the following:

(in thousands)

Balance at December 31, 2003	$1,386
Payment of contingent consideration	166
Effect of foreign currency translation	121

Balance at December 31, 2004	$1,673
Payment of contingent consideration	106
Addition related to acquisitions	619
Effect of foreign currency translation	(190)

Balance at December 31, 2005	$2,208

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)

5.	Prepaid expenses and other current assets
Prepaid expenses and other current assets consisted of the following as of December 31, 2005 and 2004:

	December 31,

(in thousands)	2005	2004

Deferred sales commission costs	$—	$344
Prepaid rent	469	106
Prepaid insurance	382	358
Prepaid data costs	61	65
Prepaid real estate commissions	55	79
Prepaid software maintenance and royalties	639	527
Taxes, prepaid and receivable	6,734	—
Other	401	327

	$8,741	$1,806

6.	Accrued expenses and other current liabilities
Accrued expenses and other current liabilities consisted of the following as of December 31, 2005 and 2004:

	December 31,

(in thousands)	2005	2004

Accrued bonuses	$4,801	$4,090
Accrued cash components of stock-based compensation	6	3,472
Accrued commissions and salaries	1,578	1,032
Customer credit balances	824	675
Taxes payable	3,699	4,220
Accrued accounting and legal costs	1,523	491
Accrued health care costs	839	508
Other	2,536	1,531

	$15,806	$16,019

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)

7.	Deferred revenue
Deferred revenue consisted of the following as of December 31, 2005 and 2004:

	December 31,

(in thousands)	2005	2004

Maintenance and subscriptions	$48,046	$42,298
Services	12,674	9,902
License fees and other	18	103

	60,738	52,303
Less: Long-term portion of deferred revenue	(1,279)	(710)

Current portion of deferred revenue	$59,459	$51,593

8.	Long-term debt
On October 13, 1999, the Company entered into a $130,000,000 credit agreement with a group of banks. The credit agreement provided for an aggregate availability of $130,000,000, including an $115,000,000 term loan and a $15,000,000 revolving credit facility. Both facilities were scheduled to mature on September 30, 2005. The loans carried interest at the prime rate or Eurodollar rate plus an applicable margin, as defined in the agreement, and were collateralized by all the property of the Company. The Company had no amounts outstanding on the revolving credit facility at December 31, 2004. The principal balance of the Company’s term loan was paid off during the first calendar quarter of 2004; accordingly, as of December 31, 2005 and 2004, the Company had no remaining balance on the term loan. The credit agreement was terminated by the Company in July 2004.
Revolving credit facility
On September 30, 2004, the Company closed a new revolving credit facility, which replaced its prior $15,000,000 revolving credit facility that was terminated in July 2004. Amounts borrowed under the new $30,000,000 revolving credit facility bear interest, at the Company’s option, at a variable rate based on either the prime rate, federal funds rate or LIBOR plus a margin of between 0.5% and 2.0% based on the Company’s consolidated leverage ratio. Amounts outstanding under the new facility are guaranteed by the Company’s operating subsidiaries and the facility is subject to certain covenants including a maximum leverage ratio, minimum interest coverage ratio and minimum net worth. Additionally, the credit facility restricts the Company’s ability to declare and pay dividends and repurchase the Company’s common stock. When there are no outstanding amounts under the credit facility, the Company may pay dividends to its stockholders and/or repurchase the Company’s common stock in an aggregate amount of up to 100% of the Company’s cash on hand as of the most recent fiscal quarter end. When there are outstanding amounts under the credit facility, the Company may pay dividends and/or repurchase common stock in an aggregate amount of up to (1) 35% of cash on hand as of the most recent fiscal quarter end, if the ratio of total indebtedness to EBITDA (as calculated under the credit facility) as of the most recent quarter end is less than 1.00 to 1.00, or (2) 25% of cash on hand as of the most recent fiscal quarter end, if such ratio is equal to or greater than 1.00 to 1.00. Additionally, in order to pay dividends and/or repurchase the Company’s common stock, the Company must be in compliance with the credit facility, including each of the financial covenants, and the Company must have cash on hand of at least $3,000,000, each after giving effect to the payment of dividends and/or the repurchase of the Company’s common stock.

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
There were no principal or interest amounts outstanding under the facility as of December 31, 2005. The termination date of the facility is September 30, 2007.
Deferred financing costs
Amortization expense for deferred financing costs was $48,000, $184,000, and $858,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Of the 2003 amount $345,000 represented charges associated with earlier than required principal repayment. As of December 31, 2005, the deferred financing fees associated with the term loan and credit agreement were fully amortized to interest expense.

9.	Derivative financial instruments
The Company’s only derivative instrument, as defined under the various technical pronouncement discussed in note 1, was its interest rate swap.
The Company has used interest rate swap agreements in the normal course of business to manage its exposure to interest rate changes. The Company formally documents all relations between its hedging instruments and the hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. The Company formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the hedged items. Such agreements are considered hedges of specific borrowings, and differences paid and received under the swap agreements are recognized as adjustments to interest expense. The Company had an interest rate swap agreement that carried a total notional amount of $50,000,000, with the Company paying interest at a fixed rate of 2.738% and receiving a variable amount equal to the one-month Eurodollar rate; the swap matured on December 29, 2003, and the notional amount of the swap decreased over time commensurate with scheduled repayments of the Company’s debt. The Company recorded interest expense in connection with the swap agreement of $423,000 for the year ended December 31, 2003.
The Company had no outstanding interest rate swap agreements, or other derivative instruments outstanding as of December 31, 2005 or 2004.

10.	Commitments and contingencies
The Company currently leases office space and various office equipment under operating leases. Total rental expense was $2,841,000, $3,004,000 and $3,064,000 for the years ended December 31, 2005, 2004 and 2003, respectively. The future minimum lease commitments related to these agreements, as well as the lease agreement discussed below, net of related sublease commitments, are as follows:

Year ending December 31,	Operating
(in thousands)	leases

2006	$4,412
2007	4,452
2008	4,883
2009	5,172
2010 and thereafter	3,155

Total minimum lease payments	$22,074

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
Lease agreement
On October 13, 1999, the Company entered into a lease agreement for office space with Duck Pond Creek, LLC, which is owned by certain current and former minority stockholders of the Company. The term of the lease is for ten years with two five-year renewal options by the Company. The annual base rent of the lease is $4,316,000 payable in equal monthly installments. The base rate escalates annually at a rate equal to the change in the consumer price index, as defined in the agreement.
The Company has subleased a portion of its headquarters facility under various agreements extending through 2008. Under these agreements, rent expense was reduced by $474,000, $488,000 and $441,000 for the years ended December 31, 2005, 2004 and 2003, respectively. The operating lease commitments will be reduced by minimum aggregate sublease commitments of $481,000, $475,000, $128,000, $0, and $0 for the years 2006, 2007, 2008, 2009 and 2010 and thereafter, respectively. The Company has also received and expects to receive through 2015, quarterly South Carolina state incentive payments as a result of locating its headquarters facility in Berkeley County, South Carolina. These amounts are recorded as a reduction of rent expense and were $1,562,000, $1,210,000 and $1,077,000 for the years ended December 31, 2005, 2004 and 2003, respectively.
Other commitments
The Company has a commitment of $200,000 payable annually through 2009 for certain naming rights with an entity principally owned by an individual who, prior to the Company’s public offering on July 22, 2004, was a minority stockholder of the Company. The Company incurred expense under this agreement of $200,000 for each of the three years ended December 31, 2005, 2004 and 2003.
The Company utilizes third party relationships in conjunction with its products. The contractual arrangements vary in length from one to three years. In certain cases, these arrangements require a minimum annual purchase commitment. The total minimum annual purchase commitment under these arrangements is approximately $600,000 through 2008. The Company incurred expense under these arrangements of $670,000, $607,000 and $546,000 for the years ended December 31, 2005, 2004 and 2003, respectively.
Legal contingencies
The Company is subject to legal proceedings and claims which have arisen in the ordinary course of business. The Company does not believe the amount of potential liability with respect to these actions will have a material adverse effect upon the Company’s financial position or results of operations.

11.	Income taxes
The following summarizes the components of the income tax expense:

	Years ended December 31,

(in thousands)	2005	2004	2003

Current provision	$(4,196)	$6,230	$1,769
Deferred provision	17,540	701	2,178

Total provision	$13,344	$6,931	$3,947

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
A reconciliation of the effect of applying the federal statutory rate and the effective income tax rate used to calculate the Company’s income tax provision is as follows:

	Years ended December 31,

	2005	2004	2003

Statutory federal income tax rate	34.0%	34.0%	34.0%
State income taxes, net of federal benefit	3.6	5.9	10.5
Effect of change in federal income tax rate	0.8	0.8	—
Effect of change in federal income tax rate applied to deferred tax asset	—	(9.0)	—
Effect of variable accounting applied to incentive stock options	(1.8)	(0.7)	73.7
Incremental South Carolina credits, net of federal benefit	(5.5)	—	—
Change in valuation reserve for state tax credits, net of federal benefit	(2.0)	—	—
Nondeductible portion of meals and entertainment	0.3	0.5	3.1
Nondeductible initial public offering costs	0.2	4.4	—
Adjustment of prior year item	(0.5)	—	(7.5)
Other	(0.5)	(0.5)	—

Income tax provision effective rate	28.6%	35.4%	113.8%

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
The significant components of the Company’s deferred tax asset were as follows:

	Year ended December 31,

(in thousands)	2005	2004

Deferred tax assets:
Current
Research and other tax credits	$360	$25
Federal and state net operating loss carryforwards	6,191	—
Allowance for doubtful accounts	396	476
Other	1,133	103
Valuation allowance	(291)	(25)

Net current deferred tax assets	7,789	579
Noncurrent deferred tax assets
Intangible assets	65,495	73,728
Research and other tax credits	9,788	3,939
Effect of variable accounting applied to nonqualified stock options	362	15,117
Other	275	—
Valuation allowance	(2,736)	(3,939)

Net noncurrent deferred tax assets	73,184	88,845

Total deferred tax assets	80,973	89,424
Deferred tax liabilities:
Current	(189)	(37)
Noncurrent	(1,697)	(1,323)

Total deferred tax liabilities	(1,886)	(1,360)

Net deferred tax asset	$79,087	$88,064

At December 31, 2005, the Company had net operating loss carry forwards for federal income tax purposes of approximately $15.2 million and state income tax purposes of approximately $31.2 million which were all generated in the current year. These net operating loss carryforwards expire in 2025.
As of December 31 2005, the Company had a federal foreign tax credit of approximately $0.9 million and a federal general business credit carryover of approximately $2.4 million which will expire in 2009 and 2025 respectively. No federal tax credit carryovers existed as of December 31, 2004. As of December 31, 2005 the Company has state tax credits of approximately $10.0 million, $6.5 million net of tax, which will expire between 2009 and 2019, if unused. These state tax credits were fully reserved as of December 31, 2004 and had a valuation reserve of approximately $4.6 million, $3.0 million net of tax, as of December 31, 2005. In fiscal 2005 and 2004 income tax benefits of approximately $8.6 million and $0.2 million respectively, attributable to employee stock option transactions were recorded in stockholders’ equity.
The following table illustrates the change in the Company’s deferred tax asset valuation allowance.

	Years Ended December 31,

	Balance at			Balance at
	Beginning of			End of
(in millions)	Period	Increase	Decrease	Period

2005	4.0	1.9	(2.9)	3.0
2004	4.0	—	—	4.0
2003	4.0	—	—	4.0

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)

12.	Stockholders’ equity
Preferred stock
The Company has authorized 20,000,000 shares of preferred stock. No shares were issued and outstanding at December 31, 2005 and 2004. The Company’s Board of Directors may fix the relative rights and preferences of each series of preferred stock in a resolution of the Board of Directors.
Dividends
On February 1, 2005, the Company’s Board of Directors approved an annual cash dividend policy of $0.20 per share for the year ending December 31, 2005. On February 1, 2005, the Company declared its first quarter dividend of $0.05 per share payable on February 28, 2005 to stockholders of record on February 14, 2005. On April 27, 2005 the Company declared its second quarter dividend of $0.05 per share payable on May 29, 2005 to stockholders of record on May 15, 2005. On July 27, 2005, the Company declared its third quarter dividend of $0.05 per share payable on August 30, 2005 to stockholders of record on August  15, 2005. On October 31, 2005, the Company declared its fourth quarter dividend of $0.05 per share payable on November 30, 2005 to stockholders of record on November 15, 2005.
Stock purchase program
On February 1, 2005, the Company’s Board of Directors approved a stock repurchase program that authorized the Company to buy back up to $35,000,000 of the Company’s outstanding shares of common stock. The shares could be purchased in conjunction with a public offering of Blackbaud stock, from time to time on the open market or in privately negotiated transactions depending upon market conditions and other factors, all in accordance with the requirements of applicable law. The Company repurchased 861,076 shares under this program at an average price per share of $12.34. The Company accounts for purchases of treasury stock under the cost method which resulted in an increase to the treasury stock balance of $10,630,000 as of December 31, 2005. This program was terminated on June 3, 2005.
On July 26, 2005, the Company’s Board of Directors approved a stock repurchase program that authorized the Company to buy back up to $35,000,000 of the Company’s outstanding shares of common stock. The shares could be purchased in conjunction with a public offering of Blackbaud stock, from time to time on the open market or in privately negotiated transactions depending upon market conditions and other factors, all in accordance with the requirements of applicable law. Under the program, during the third and fourth quarters of 2005, the Company purchased 440,720 shares of its common stock at an average price of $15.81 per share. The Company accounts for purchases of treasury stock under the cost method which resulted in an increase to the treasury stock balance of $6,967,000 as of December 31, 2005.
Self-tender offer
On May 31, 2005, the Company’s Board of Directors approved a self-tender offer to purchase up to 2,620,690 shares of its common stock for $14.50 per share. On June 3, 2005, the Company commenced the self tender offer to purchase shares of its common stock which expired on July 1, 2005. On July 5, 2005, the Company’s Board of Directors approved the purchase of an additional 344,827 shares under the self tender offer and on July 13, 2005, the Company completed the purchase of 2,965,517 shares of its common stock for a total of $43.3 million. This amount was recorded as an increase in treasury stock.

13.	Employee profit-sharing and stock-based compensation plans
The Company has a 401(k) profit-sharing plan (the “Plan”) covering substantially all employees. Employees can contribute between 1% and 30% of their salaries in 2005 and 2004 and the Company

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
matches 50% of qualified employees’ contributions up to 6% of their salary. The Plan also provides for additional employer contributions to be made at the Company’s discretion. Total matching contributions to the Plan for the years ended December 31, 2005, 2004 and 2003 were $1,517,000, $1,139,000 and $1,015,000, respectively. There was no discretionary contribution by the Company to the Plan in 2005, 2004 and 2003.
The Company has adopted four stock-based compensation plans: the 1999 Stock Option Plan (the “1999 Plan”), the 2000 Stock Option Plan (the “2000 Plan”), the 2001 Stock Option Plan (the “2001 Plan”) and the 2004 Stock Plan (the “2004 Plan”) on October 13, 1999, May 2, 2000, July 1, 2001, and March 23, 2004, respectively. The Company’s Board of Directors administers the above plans and the stock based awards are granted at terms determined by them. The total number of authorized stock based awards under these plans is 10,069,269. All stock based awards granted under these plans have a 10-year contractual term.
The option agreements under all of the plans, except the 2004 Plan, provide that all unvested options vest upon a change in control of the Company, as defined.
The Company granted options under the 1999 Plan to purchase shares of common stock at an exercise price of $4.80 per share, of which 576,141 were outstanding at December 31, 2005. The options granted under this plan have two vesting schedules. Options totaling 216,540 vest 37.5% after one and a half years following the grant date and the remaining 62.5% vest ratably over two and a half years at six-month intervals. The 359,601 remaining options vest ratably over four years at six-month intervals.
The Company granted options under the 2000 Plan to purchase shares of common stock at an exercise price of $4.80 per share, of which 419 were outstanding at December 31, 2005. The options vest 25% on the date of grant and the remaining 75% vest in eight equal semi-annual installments beginning on September 30, 2000. In addition to the change in control provision, unvested options also become 50% vested upon consummation of an initial public offering. The option grant under the 2000 Plan also includes a provision whereby the Company will pay a portion of the tax payments of the optionee. The inclusion of this provision requires the Company to account for these options as variable awards under APB 25 and record compensation expense for the difference between the exercise price and the fair market value of the stock at each reporting date. The effect of this accounting is not expected to be material in future periods. The accrued cash component of stock-based compensation in note 6 represents the tax payments that would be due the optionee under the 2000 Stock Option Plan at December 31, 2005 and 2004. The amount has been calculated using the same assumptions used in estimating stock-based compensation expense under the principles of variable accounting.
The Company has granted options under the 2001 Plan to purchase shares of common stock at an exercise price of $4.80, $5.44, $7.20, $8.00 and $9.04 per share, of which 1,480,333, 604,928, 54,701, 35,157, and 13,274, respectively, were outstanding at December 31, 2005. The options vest in equal annual installments over four years from the date of grant. The option grants under this plan include a provision whereby the Company has the right to call shares exercised under the grants at a discount from fair market value if the employee is terminated for cause, as defined. This provision expired upon the Company’s initial public offering. The inclusion of this provision requires the Company to account for all options issued under this plan after January 18, 2001 as variable awards and record compensation expense for the difference between the exercise price and the fair market value of the stock at each reporting date.
The Company adopted the 2004 Plan on March 23, 2004. The Company has granted options under the 2004 Plan to purchase shares of common stock at an exercise price of $8.00, $8.60, $10.59, $13.05 and $16.10 per share, of which 42,500, 216,679, 92,500, 15,000 and 800,000, respectively, were outstanding at December 31, 2005. The options vest in equal annual installments over four years from the grant date,

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
with the exception of 800,000 options which vest 25% on the first anniversary from the date of grant and the remaining 75% in 12 equal quarter-annual installments.
The Compensation Committee has granted options at or above its estimate of fair market value at the date of grant.
A summary of the activity in the Company’s stock-based compensation plan is as follows:

		Weighted
		average
		exercise
	Shares	price

Options outstanding at December 31, 2002	9,277,654	$4.83
Granted	802,884	5.66
Exercised	(48,462)	4.80
Forfeited	(469,948)	4.80

Options outstanding at December 31, 2003	9,562,128	$4.91
Granted	571,139	9.20
Exercised	(140,184)	4.80
Forfeited	(168,686)	5.21

Options outstanding at December 31, 2004	9,824,397	$5.15
Granted	800,000	16.10
Exercised	(4,493,847)	4.95
Forfeited	(168,515)	7.61
Surrendered in net exercise	(2,030,403)	4.80

Options outstanding at December 31, 2005	3,931,632	$7.69

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
The following table summarizes information about stock options outstanding at December 31, 2005:

		Weighted
		average	Weighted		Weighted
	Outstanding	remaining	average	Exercisable	average
Range of	as of	contractual	exercise	as of	exercise
Exercise Prices	12/31/2005	life (in years)	price	12/31/2005	price

$4.80	2,056,893	4.9	$4.80	1,914,634	$4.80
$5.44	604,928	6.8	5.44	224,975	5.44
$7.20	54,701	7.7	7.20	7,825	7.20
$8.00	77,657	8.4	8.00	10,625	8.00
$8.60	216,679	8.6	8.60	32,964	8.60
$9.04	13,274	8.1	9.04	4,425	9.04
$10.59	92,500	8.7	10.59	17,500	10.59
$13.05	15,000	9.0	13.05	3,750	13.05
$16.10	800,000	9.9	$16.10	—	—

	3,931,632	6.6	$7.69	2,216,698	$5.01

The Company has also granted shares of common stock subject to certain restrictions under the 2004 Plan. Restricted stock grants vest in equal annual installments over four years from the grant date, except for 12,825 shares which vest after one year. The fair market value of the stock at the time of the grant is amortized on a straight-line basis to expense over the period of vesting. Unamortized compensation expense is recorded as a reduction to stockholders’ equity. Recipients of restricted stock have the right to vote such shares and receive dividends. Income tax benefits resulting from the vesting of restricted stock, including a deduction for the excess, if any, of the fair market value of restricted stock at the time of the vesting over their fair market value at the time of the grants, are credited to additional paid-in capital. There were 486,483 shares of restricted stock outstanding at December 31, 2005.

14.	Segment information
The Company has adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related information”. SFAS No. 131 establishes standards for the reporting by business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method of determining what information is reported is based on the way that management organizes the operating segments within the Company for making operational decisions and assessments of financial performance. The Company has determined that its reportable segments are those that are based upon internal financial reports that disaggregate certain operating information into six reportable segments. The Company’s chief operating decision maker, as defined in SFAS No. 131, is its chief executive officer, or CEO.
In the first quarter of 2006, as part of the continued refinement of its business strategy, the Company identified two modifications to its method of operating and evaluating its business units, and as a result, the Company modified its segment reporting under SFAS No. 131. At the beginning of 2006, the Company combined its consulting and training businesses under one managerial structure and began reporting the results of operations of these business units to the CEO as a combined entity. Additionally, as a result of the increased significance of its subscription revenue, the Company began to report separately the results of this business unit, previously included with the software maintenance segment. Accordingly, the Company has amended its segment disclosure for the years ended December 31, 2005, 2004 and 2003 to reflect these changes. Additionally, as a result of the change in segment reporting, the Company has modified the consolidated statements of operations to reflect the reclassification of subscription revenue and cost of revenue to be shown separately.

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
The CEO uses the information presented in these reports to make certain operating decisions. The CEO does not review any report presenting segment balance sheet information. The segment revenues and direct controllable costs, which include salaries, related benefits, third party contractors, data expense and classroom rentals, for the years ended December 31, 2005, 2004 and 2003 were as follows:

		Consulting(1)
	License	and education	Analytic(2)
(in thousands)	fees	services	services	Maintenance	Subscriptions	Other	Total

December 31, 2005
Revenue	$29,978	$46,943	$5,663	$71,308	$7,167	$5,237	$166,296
Direct controllable costs	4,380	21,098	3,607	8,608	1,300	4,911	43,904

Segment income	25,598	25,845	2,056	62,700	5,867	326	122,392
Corporate costs not allocated							6,226
Operating expenses							70,442
Interest (income) expense, net							(915)
Other expense (income), net							(6)

Income before provision for income taxes							$46,645

December 31, 2004
Revenue	$25,387	$37,708	$5,085	$63,231	$3,710	$4,316	$139,437
Direct controllable costs	3,545	17,171	2,914	8,202	290	3,956	36,078

Segment income	21,842	20,537	2,171	55,029	3,420	360	103,359
Corporate costs not allocated							5,122
Operating expenses							79,080
Interest (income) expense, net							(59)
Other expense (income), net							(356)

Income before provision for income taxes							$19,572

December 31, 2003
Revenue	$21,339	$30,652	$3,611	$56,656	$2,147	$4,352	$118,757
Direct controllable costs	2,819	13,014	1,845	8,287	275	3,684	29,924

Segment income	18,520	17,638	1,766	48,369	1,872	668	88,833
Corporate costs not allocated							9,450
Operating expenses							73,687
Interest (income) expense, net							2,462
Other expense (income), net							(235)

Income before provision for income taxes							$3,469

(1)	This segment consists of consulting, installation and implementation services, document imaging, customer training and other educational services.

(2)	This segment consists of donor prospect research and data modeling services.

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)
The Company also derives a portion of its revenue from its foreign operations. The following table presents revenue by geographic region based on country of invoice origin and identifiable and long-lived assets by geographic region based on the location of the assets.
It is impractical for the Company to identify revenues from Canada separately prior to the creation of this legal entity in January 2004.

(in thousands)	Domestic	Canada	Europe	Pacific	Total

Revenue from external customers:
2005	$143,891	$8,318	$12,073	$2,014	$166,296
2004	118,423	7,029	12,450	1,535	139,437
2003	108,027	—	9,393	1,337	118,757
Property, plant and equipment:
December 31, 2005	$8,308	—	$368	$24	$8,700
December 31, 2004	6,820	—	347	32	7,199

The Company generated license fee revenue from its principal products as indicated in the table below:

	Years ended December 31,

	2005	2004	2003

Raiser’s Edge	$19,023	$16,469	$14,383
Financial Edge	6,031	5,395	5,570
Education Edge	1,442	1,336	1,217
Information Edge	554	309	169
Analytics	987	966	—
Patron Edge	1,941	912	—

	$29,978	$25,387	$21,339

It is impractical for the Company to identify its other revenues by product category.

15.	Quarterly unaudited results

	March 31,	June 30,	September 30,	December 31,
(in thousands, except per share data)	2005	2005	2005	2005

Total revenue	$37,403	$42,808	$43,144	$42,941
Gross profit	26,104	30,335	30,582	29,145
Income from operations	17,284	9,006	10,717	8,717
Income before provision for income taxes	17,412	9,432	10,862	8,939
Net income	10,859	8,535	7,720	6,187
Earnings per share
Basic	$0.25	$0.19	$0.18	$0.15
Diluted	$0.23	$0.18	$0.17	$0.14

Blackbaud, Inc.
Notes to consolidated financial statements — (Continued)

	March 31,	June 30,	September 30,	December 31,
(in thousands, except per share data)	2004	2004	2004	2004

Total revenue	$31,438	$35,549	$36,410	$36,040
Gross profit	21,588	24,992	27,159	24,498
Income from operations	6,592	9,062	12,685	(9,182)
Income before provision for income taxes	6,753	9,051	12,742	(8,974)
Net income (loss)	3,997	5,343	7,587	(4,286)
Earnings (loss) per share
Basic	$0.09	$0.13	$0.18	$(0.10)
Diluted	$0.09	$0.12	$0.16	$(0.10)
Earnings (loss) per common share is computed independently for each of the periods presented and, therefore, may not add up to the total for the year.

16.	Subsequent events
On January 20, 2006, the Company acquired substantially all of the assets of Campagne Associates, a New Hampshire-based provider of fundraising software, for $6.0 million plus additional contingent payments of up to $2.0 million. The Company has engaged a third party to value the assets acquired and to support the Company’s accounting for the acquisition.
On February 16, 2006 the Company’s Board of Directors approved an increase to the Company’s annual dividend from $0.20 per share to $0.28 per share and declared its first quarter dividend of $0.07 per share payable on March 15, 2006 to stockholders of record on February 28, 2006.